Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Wednesday, August 1 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	888/221-1894 or 303/223-2680 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21599663 (through August 8)

Carmike Cinemas Reports 2012 Q2 Adjusted EBITDA of $24.4 million

- Admissions Revenue Increases 2.7% and Concessions/Other Revenue Rises 5.5% -

COLUMBUS, GA – August 1, 2012 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and six months periods ended June 30, 2012, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011
Total operating revenue	$136.3	$131.5	$267.0	$227.2
Operating income	16.1	14.9	30.6	13.0
Interest expense	8.6	8.6	16.9	17.8
Theatre level cash flow (1)	29.5	30.1	58.6	40.8
Net income (loss)	1.2	5.9	4.4	(12.5)
Adjusted net income (loss) (1)	6.7	8.6	11.4	(9.6)
Adjusted EBITDA (1)	24.4	25.6	48.4	31.6

(in millions)		June 30, 2012	December 31, 2011
Total debt (1)		$325.4	$315.4
Net debt (1)		$239.6	$301.8

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three and six months ended June 30, 2012 and 2011, as well as a schedule of total debt and net debt as of June 30, 2012 and December 31, 2011, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “We are very pleased with our second quarter financial results, with Carmike for the fifth consecutive quarter generating above industry performance metrics compared to the same period in 2011. An increase in aggregate admissions revenues of 2.7%, along with an increase of 5.5% in concessions and other revenues, combined for an increase of 3.7% in total revenues. This compares quite favorably to a reported industry box office revenue decline of over 1%.

“We once again achieved demonstrable progress with our Company-wide focus on enhancing concessions/other revenues. On a per patron basis, this key metric rose nearly 9%, also topping last quarter’s previous best-ever per cap number. Also of note, this marks our tenth successive quarterly reporting period of higher year-over-year concessions/other per cap results.

“Having successfully completed our de-levering goal of significantly reducing the Company’s bank term debt to a more manageable and appropriate level, followed by a mid-April equity raise of approximately $56 million and a subsequent late April sale of $210 million 7.375% Senior Secured Notes due 2019, Carmike has now entered a new phase focused on increasing our circuit footprint, which we expect to achieve through a combination of acquisitive and organic growth.

“As a final note, Carmike Cinemas extends its deepest sympathy to those affected by the tragedy in Aurora, Colorado. Our thoughts and prayers are with everyone impacted by this senseless, random act of violence. We regularly monitor and review our safety procedures to ensure that our patrons continue to have a safe and enjoyable experience,” Mr. Passman concluded.

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Average theatres	234	235	235	236
Average screens	2,253	2,215	2,256	2,223
Average attendance per screen (1)	5,583	5,890	10,975	10,096
Average admissions per patron (1)	$6.91	$6.52	$6.88	$6.52
Average concessions/other revenue per patron (1)	$3.92	$3.61	$3.92	$3.66
Total attendance (in thousands) (1)	12,580	13,045	24,764	22,444
Total operating revenue (in thousands)	$136,291	$131,474	$266,998	$227,187

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike’s average Q2 admissions per patron rose approximately 6.0% to $6.91, primarily due to an increase in premium tickets sold, versus the corresponding 2011 second quarter. Average concession and other revenue per patron rose 8.6% to $3.92. In aggregate, per patron spending increased 6.9% in the three-month period to $10.83.

Carmike Cinemas’ Chief Financial Officer Richard B. Hare stated, “On the expense side, the majority of our key costs were generally in-line with our expectations during the quarter, leading to solidly profitable bottom-line results, after accounting for a one-time $5.0 million non-cash loss on debt extinguishment, in conjunction with our term debt pay-down and notes offering in April. Film exhibition costs increased 70 basis points compared to the year-earlier quarter due primarily to the concentration of blockbuster feature films in 2012. Other theatre operating costs were $52.7 million, an increase of 6.6% over the same period last year. A combination of higher salaries and wages expense, occupancy costs and repairs and maintenance accounted for the modest increase. General and administrative expenses rose to $5.2 million from $4.5 million, primarily due to higher salaries and wages, professional fees. Q2 interest expense was unchanged at $8.6 million. Our income tax expense for the quarter was 44.8%, or $0.9 million.

“Carmike ended Q2 with $239.6 million in net debt, a 20.6% reduction from our 2011 year-end level. We finished the recent quarter with a cash balance of $85.8 million and we are looking to deploy a significant portion of that balance for future growth as we believe that the Company’s present level of infrastructure can support a larger theatrical circuit,” Mr. Hare concluded.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, write-off of note receivable, and severance agreement charges. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus income tax expense, interest expense, depreciation and amortization, loss (income) from unconsolidated affiliates, (income) loss from discontinued operations, loss on extinguishment of debt, severance agreement charges, loss on sale of property and equipment, write-off of note receivable and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2012, Carmike had 233 theatres with 2,245 screens in 35 states. Carmike’s digital cinema footprint reached 2,122 screens, including 209 theatres with 750 screens that are also equipped for 3-D. The circuit also includes 13 Big D large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious seating. As ‘America’s Hometown Theatre chain,’ Carmike’s primary focus for its locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding growth and the Company’s strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Robert Rinderman or Jennifer Neuman	Richard B. Hare
J C I R – Investor Relations/Corporate Communications	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

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CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$86,936	$84,680	$170,126	$145,720
Concessions and other	49,355	46,794	96,872	81,467

Total operating revenues	136,291	131,474	266,998	227,187
Operating costs and expenses:
Film exhibition costs	48,533	46,623	92,040	78,699
Concession costs	5,510	5,329	11,102	9,195
Other theatre operating costs	52,707	49,448	105,254	98,461
General and administrative expenses	5,174	4,496	10,174	9,229
Depreciation and amortization	7,756	7,874	15,542	15,662
Severance agreement charges	493	845	493	845
Loss on sale of property and equipment	—	80	248	60
Write-off of note receivable	—	750	—	750
Impairment of long-lived assets	50	1,164	1,536	1,325

Total operating costs and expenses	120,223	116,609	236,389	214,226

Operating income	16,068	14,865	30,609	12,961
Interest expense	8,611	8,631	16,874	17,784
Loss on extinguishment of debt	4,961	—	4,961	—

Income (loss) from before income tax and earnings from unconsolidated affiliates	2,496	6,234	8,774	(4,823)
Income tax expense	918	794	3,332	7,289
(Loss) income from unconsolidated affiliates	(448)	497	(992)	(304)

Income (loss) from continuing operations	1,130	5,937	4,450	(12,416)
Income (loss) from discontinued operations	68	(54)	(21)	(99)

Net income (loss)	$1,198	$5,883	$4,429	$(12,515)

Weighted average shares outstanding:
Basic	16,963	12,796	14,894	12,790
Diluted	17,364	12,827	15,147	12,790
Net income (loss) per common share (Basic):
Income (loss) from continuing operations	$0.07	$0.46	$0.30	$(0.97)
Loss from discontinued operations, net of tax	—	—	—	(0.01)

Net income (loss) per common share	$0.07	$0.46	$0.30	$(0.98)
Net income (loss) per common share (Diluted):
Income (loss) from continuing operations	$0.07	$0.46	$0.29	$(0.97)
Loss from discontinued operations, net of tax	—	—	—	(0.01)

Net income (loss) per common share	$0.07	$0.46	$0.29	$(0.98)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$1,198	$5,883	$4,429	$(12,515)
Income tax expense	918	794	3,332	7,289
Interest expense	8,611	8,631	16,874	17,784
Depreciation and amortization	7,756	7,874	15,542	15,662

EBITDA	$18,483	$23,182	$40,177	$28,220
Loss (income) from unconsolidated affiliates	448	(497)	992	304
(Income) loss from discontinued operations	(68)	54	21	99
Loss on extinguishment of debt	4,961	—	4,961	—
Severance agreement charges	493	845	493	845
Loss on sale of property and equipment	—	80	248	60
Write-off of note receivable	—	750	—	750
Impairment of long-lived assets	50	1,164	1,536	1,325

Adjusted EBITDA	$24,367	$25,578	$48,428	$31,603

General and administrative expenses	5,174	4,496	10,174	9,229

Theatre level cash flow	$29,541	$30,074	$58,602	$40,832

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	June 30, 2012	Dec. 31, 2011
Current maturities of long-term debt, capital leases and long-term financing obligations	$2,122	$3,959
Long-term debt, less current maturities	209,512	196,880
Capital leases and long-term financing obligations, less current maturities	113,720	114,608

Total debt	$325,354	$315,447
Less cash and cash equivalents	(85,779)	(13,616)

Net debt	$239,575	$301,831

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$1,198	$5,883	$4,429	$(12,515)
Impairment of long-lived assets	50	1,164	1,536	1,325
Write-off of note receivable	—	750	—	750
Loss on extinguishment of debt	4,961	—	4,961	—
Severance agreement charges	493	845	493	845

Adjusted net income (loss)	$6,702	$8,642	$11,419	$(9,595)

Weighted average shares outstanding (basic)	16,963	12,796	14,894	12,790
Weighted average shares outstanding (diluted)	17,364	12,827	15,147	12,790
Adjusted net income (loss) per share (basic)	$0.40	$0.68	$0.77	$(0.75)
Adjusted net income (loss) per shares (diluted)	$0.39	$0.67	$0.75	$(0.75)

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